                                                                    EXHIBIT 10.6

================================================================================



                          STOCK SUBSCRIPTION AGREEMENT



                                      AMONG


                         RED ROBIN INTERNATIONAL, INC.,




                                RR INVESTORS, LLC



                                       AND



                              RR INVESTORS II, LLC








                          Dated as of February 18, 2000

================================================================================

                                TABLE OF CONTENTS

                                          ARTICLE I DEFINITIONS
1.1   Definitions.................................................................................    1


                                 ARTICLE II ISSUANCE AND SALE OF SHARES

2.1   Issuance and Sale of Shares.................................................................    9
2.2   Purchase Price..............................................................................    9
2.3   Closing.....................................................................................    9


                        ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1   Organization and Qualification..............................................................   10
3.2   Capitalization; Validity of Shares; Voting Trusts...........................................   10
3.3   Authority Relative to this Agreement........................................................   11
3.4   Consents and Approvals......................................................................   11
3.5   Non-Contravention...........................................................................   12
3.6   Environmental Matters.......................................................................   12
3.7   Licenses and Permits........................................................................   13
3.8   Compliance with Laws........................................................................   13
3.9   Financial Statements........................................................................   14
3.10  Absence of Changes..........................................................................   14
3.11  No Undisclosed Liabilities..................................................................   17
3.12  Litigation..................................................................................   17
3.13  Real Property...............................................................................   18
3.14  Personal Property...........................................................................   20
3.15  Franchise Operations........................................................................   21
3.16  Sufficiency of Assets.......................................................................   21
3.17  Books and Records...........................................................................   22
3.18  Intellectual Property; Computer Software....................................................   22
3.19  Material Contracts..........................................................................   23
3.20  Insurance...................................................................................   25
3.21  Labor Matters...............................................................................   25
3.22  Employee Plans..............................................................................   27
3.23  Tax Matters.................................................................................   32
3.24  Transactions with Certain Persons...........................................................   34
3.25  Suppliers...................................................................................   35
3.26  Banking Relationships.......................................................................   35
3.27  Prohibited Payments.........................................................................   35
3.28  Year 2000 Matters...........................................................................   35
3.29  Brokers.....................................................................................   36
3.30  Full Disclosure.............................................................................   36

                           ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
4.1   Organization; Qualification.................................................................   36
4.2   Authority Relative to this Agreement........................................................   36
4.3   Consents and Approvals......................................................................   36
4.4   Non-Contravention...........................................................................   37
4.5   Litigation..................................................................................   37
4.6   Investment Representations..................................................................   37
4.7   Brokers.....................................................................................   38


                                     ARTICLE V ADDITIONAL AGREEMENTS

5.1   Conduct of Business.........................................................................   38
5.2   Forbearances................................................................................   39
5.3   Negotiations with Others....................................................................   39
5.4   Investigation of Business and Properties....................................................   39
5.5   Confidentiality.............................................................................   40
5.6   No Disclosure; Public Announcements.........................................................   40
5.7   Expenses....................................................................................   40
5.8   Interim Financial Statements................................................................   41
5.9   Efforts to Consummate.......................................................................   41
5.10  Environmental Investigation.................................................................   42
5.11  Further Assurances..........................................................................   42
5.12  HSR Act.....................................................................................   42


                              ARTICLE VI CONDITIONS TO OBLIGATIONS OF BUYER

6.1   Representations and Warranties..............................................................   42
6.2   Performance of this Agreement...............................................................   42
6.3   Consents and Approvals......................................................................   43
6.4   Injunction, Litigation, etc.................................................................   43
6.5   Legislation.................................................................................   43
6.6   Proceedings.................................................................................   43
6.7   Opinion of Counsel..........................................................................   43
6.8   Closing Deliveries..........................................................................   43
6.9   Material Change.............................................................................   44
6.10  Capitalization..............................................................................   44
6.11  SGC Acquisition.............................................................................   44
6.12  Financing...................................................................................   45
6.13  Shareholders Agreement; Registration Rights Agreement.......................................   45
6.14  Board of Directors..........................................................................   45
6.15  Consulting Services Agreement...............................................................   45
6.16  Lender Releases.............................................................................   45
6.17  Employment and Non-competition Agreements...................................................   45
6.18  Payment or Reimbursement of Expenses........................................................   45
6.19  Conversion of Hibari Debt...................................................................   45

                          ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE COMPANY
7.1   Representations and Warranties..............................................................   46
7.2   Performance of this Agreement...............................................................   46
7.3   Consents and Approvals......................................................................   46
7.4   Injunction, Litigation, etc.................................................................   46
7.5   Legislation.................................................................................   46
7.6   Proceedings; Certificates...................................................................   46
7.7   Opinion of Counsel..........................................................................   46
7.8   Closing Deliveries..........................................................................   47
7.9   Partial Repayment of Company Debt...........................................................   47
7.10  Conversion of Hibari Debt...................................................................   47
7.11  Purchase Price..............................................................................   47


                        ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.1   Survival of Representations.................................................................   47
8.2   Indemnification by the Company..............................................................   48
8.3   Indemnification by Buyer....................................................................   49
8.4   Notice and Defense of Claims................................................................   49
8.5   Limitations on Indemnification..............................................................   51
8.6   Calculation of Covered Liabilities .........................................................   52
8.7   Exclusive Remedy............................................................................   52


                                         ARTICLE IX TERMINATION

9.1   Termination.................................................................................   53
9.2   Procedure: Effect of Termination............................................................   53


                                      ARTICLE X GENERAL PROVISIONS

10.1  Notices.....................................................................................   53
10.2  Interpretation..............................................................................   55
10.3  Entire Agreement............................................................................   55
10.4  No Third Party Beneficiaries................................................................   55
10.5  Successors and Assigns......................................................................   55
10.6  Severability................................................................................   55
10.7  Amendment...................................................................................   56
10.8  Extension; Waiver...........................................................................   56
10.9  Disclosure Schedules........................................................................   56
10.10 Counterparts................................................................................   56
10.11 Jurisdiction; Waiver of Jury Trial..........................................................   56
10.12 Governing Law...............................................................................   57

EXHIBITS
         A        Forecast
         B        Form of Opinion of Counsel for the Company
         C        Form of Shareholders Agreement
         D        Form of Registration Rights Agreement
         E        Form of Consulting Services Agreement
         F        2000 Management Performance Common Stock Option Plan (Term Sheet)
         G        Form of Employment Agreement
         H        Form of Non-Interference, Non-Disclosure and Non-Competition Agreement
         I        Form of Opinion of Counsel for Buyer



SCHEDULES

          3.1           Organization and Qualification
          3.2           Capitalization
          3.4           Consents and Approvals
          3.5           Non-Contravention
          3.6           Environmental Matters
          3.7           Licenses and Permits
          3.8           Compliance with Laws
          3.10          Absence of Changes
          3.11          Undisclosed Liabilities
          3.12          Litigation
          3.13          Real Property
          3.14          Personal Property
          3.15          Franchise Operations
          3.18          Intellectual Property
          3.19          Contracts
          3.20          Insurance
          3.21          Labor Matters
          3.22          Employee Plans
          3.23          Tax Matters
          3.24          Transactions with Certain Persons
          3.25          Suppliers
          3.26          Banking Relationships
          4.3           Consents and Approvals
          5.2           Forbearances
          6.10          Options
          7.9           Company Debt to be Retired
         10.2(a)        The Company's' Executive Officers
         10.2(b)        Buyer's Executive Officers

                          STOCK SUBSCRIPTION AGREEMENT

     THIS STOCK SUBSCRIPTION AGREEMENT (the "Agreement") dated as of February 18, 2000, is made among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the "Company") and RR INVESTORS, LLC, a Virginia limited liability company ("Investors"), and RR INVESTORS II, LLC, a Virginia limited liability company ("Investors II", and individually, or collectively with Investors, as the context indicates, "Buyer").

                                    RECITALS

     The Company desires to issue and sell to Buyer and Buyer desires to subscribe for and purchase, 12,500,000 newly issued shares (the "Shares") of common stock, $0.001 par value (the "Company Common Stock"), on and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follow:

                                    ARTICLE I
                                   DEFINITIONS

     1.1  Definitions   The following terms, as used herein, have the following
meanings:

          "Action" means any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, governmental audit, inquiry or proceeding by or before any Governmental Authority.

          "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          "Assets" means all of the Company or its Subsidiary's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or its Subsidiaries or in which the Company or its Subsidiaries have any interest whatsoever.

          "Audited Financial Statements" has the meaning set forth in Section
3.9.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

          "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program or agreement providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its Subsidiaries or any ERISA Affiliate or under which the Company, any Subsidiary or any ERISA Affiliate may incur any liability, and
(iii) covers any employee or former employee, leased employee, consultant or independent contractor of the Company, any Subsidiary or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Books and Records" means all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind (in any form or medium) relating to the Company and its Subsidiaries, the Assets, Business operations, customers, suppliers and personnel, including (i) all corporate books and records of the Company and its Subsidiaries, disk or tape files, printouts, runs or other computer-based information and the Company's and its Subsidiaries' interest in all computer programs required to access, and the equipment containing, all such computer-based information, (ii) all product, business and marketing plans, (iii) all environmental control records, (iv) all sales, maintenance and production records, (v) equipment warranty information,
(vi) litigation files, (vii) customer and supplier lists and information and
(viii) personnel records.

          "Business" means the operation and franchising of the "Red Robin" casual restaurant dining business conducted by the Company and its Subsidiaries.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia, Denver, Colorado or New York, New York are authorized by Law to close.

          "Capitalized Leases" means any lease of which the Company or any of its Subsidiaries is the lessee which is required to be capitalized on the balance sheet in accordance with GAAP.

          "Claim Notice" has the meaning set forth in Section 8.4(a).

          "Closing" has the meaning set forth in Section 2.3.

          "Closing Date" has the meaning set forth in Section 2.3.

          "Company" means Red Robin International, Inc., a Nevada corporation.

          "Company Common Stock" means the common stock, $0.001 par value, of the Company. "Company Debt" means, indebtedness of the Company and its Subsidiaries for borrowed money; provided that Company Debt does not include
                                 --------
trade account payables incurred by the Company and its Subsidiaries in the ordinary course of business.

          "Contract" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument and other executory commitment to which the Company or any of its Subsidiaries is a party and which relates to the Business or any of the Assets of the Company and its Subsidiaries, whether oral or written, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

          "Controlled Group Liability" means any and all liabilities under (i)

Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 or 4971 of the Internal Revenue Code, (iv) the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code, (v) the
    -- ---
group health plan requirements of Section 701 et seq. of ERISA, Section 4980D of
                                              -- ---
the Internal Revenue Code and Section 9801 et seq. of the Internal Revenue Code
                                           -- ---
and (vi) the disclosure and reporting requirements of Sections 101 et seq. of
                                                                   -- ---
ERISA, other than such liabilities that arise solely out of, or relate solely to, employees or former employees of the Company or any of its Subsidiaries.

          "Covered Liabilities" means any and all debts, losses, liabilities, claims, fines, royalties, deficiencies, damages (including diminution in value), Actions, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), reasonable costs (including costs of mitigation) and reasonable expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in investigating, preserving or enforcing another party's obligations hereunder), including any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking, but excluding consequential damages suffered or incurred by an indemnified party; provided that diminution
                                                      --------
in the value of the Shares shall be a Covered Liability only to the extent that the value of the Shares is less than $2.00 per share, after (i) giving effect to all facts and circumstances, both favorable and unfavorable, affecting such value at the date of the Claim Notice with respect to an indemnity claim other than facts and circumstances arising out of or relating to the subject matter of such Claim Notice and (ii) subtracting from the value determined pursuant to clause
(i) the diminution in value resulting from the subject matter of such Claim Notice as of the date of Final Determination thereof.

          "Decrees" has the meaning set forth in Section 3.8.

          "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Laws" means all applicable federal, state, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances, in each case as in effect on the Closing Date. By way of example only, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

          "Environmental Permit" means a License or Permit issued under or with respect to an Environmental Law.

          "Environmental Reports" means any and all written reports or analyses in the possession of the Company or any of its Subsidiaries, of (i) Hazardous Emissions, Handling Hazardous Substances or any environmental conditions in, on or about the properties of the Company or any of its Subsidiaries or (ii) the Company's or its Subsidiaries' compliance with Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

          "Facilities" means all restaurants, commissaries, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property owned or leased by the Company or any of its Subsidiaries.

          "Final Determination" has the meaning set forth in Section 8.4(e).

          "Financial Statements" means the Audited Financial Statements and/or the Interim Financial Statements as the context requires.

          "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, supplies, appliances, vehicles and other tangible personal property owned by the Company or any of its Subsidiaries, wherever located (including any of the foregoing purchased subject to any conditional sales agreement or title retention agreement in favor of any other Person), including all warranty rights with respect thereto.

          "Forecast" means the financial forecast delivered by the Company to Buyer a copy of which is attached hereto as Exhibit A.

          "Fully-Diluted Basis" means, without duplication, all outstanding Company Common Stock and all Company Common Stock issuable upon exercise of options, warrants, convertible or exchangeable securities or other similar instruments or rights.

          "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "Governmental Authority" means any federal, state, local, foreign, court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority or commission or arbitral panel.

          "Handling Hazardous Substances" has the meaning set forth in Section 3.6.

          "Hazardous Emissions" has the meaning set forth in Section 3.6.

          "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "indemnified party" has the meaning set forth in Section 8.4.

                  "indemnifying party" has the meaning set forth in Section 8.4.

                  "Intellectual Property" means all trade names (including the trade name "Red Robin International, Inc."), trademarks and service marks (including the service mark "America's Gourmet Burgers & Spirits"), patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, operating manuals, software and other industrial and intellectual property rights.

                  "Interim Financial Statements" has the meaning set forth in
Section 3.9.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

                  "Inventory" means all inventories of food and beverages, paper, supplies and raw materials, wherever located (including items in transit).

                  "Laws" has the meaning set forth in Section 3.8.

                  "Lease" means a Real Property Lease or a Personal Property Lease.

                  "Leased Real Property" has the meaning set forth in Section 3.13(b).

                  "Licenses and Permits" means all registrations, applications, filings, certifications, notices, orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority, but does not include Environmental Permits.

                  "Material Adverse Effect" or "Material Adverse Change" means as to any Person (i) any material adverse effect on or material adverse change with respect to (A) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) the right or ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby or
(ii) any event or condition which, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, would reasonably be expected to constitute a "Material Adverse Effect" or "Material Adverse Change" with respect to such Person.

                  "Material Contracts" has the meaning set forth in Section
3.19.

                  "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (i) the Company, any Subsidiary or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, maintained, administered, contributed to or was required to contribute to, or under which the Company, any Subsidiary or any ERISA Affiliate may reasonably be expected to incur any material liability which has not been fully satisfied as of the date hereof and (ii) covers any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "Multiple Employer Plan" means any plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Pension Plans" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (i) the Company, any Subsidiary or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, any Subsidiary or any ERISA Affiliate may reasonably be expected to incur any material liability (including, without limitation, any contingent liability) and (ii) covers any employee or former employee, leased employee, consultant or independent contractor of the Company, any Subsidiary or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "Permitted Encumbrances" means (i) statutory liens for current state and local property taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries; (iii) exceptions shown on the surveys furnished by the Company to Buyer on or before the date hereof and which do not materially affect the use, value, enjoyment, occupancy or marketability of such property; and (iv) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use, value, enjoyment, occupancy or marketability of such property.

                  "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

                  "Personal Property Lease" has the meaning set forth in Section 3.14(c)(i).

                  "Personnel" of a corporation means all directors, officers and employees of such corporation and its Subsidiaries.

                  "Purchase Price" has the meaning set forth in Section 2.2.

                  "Real Property" means real property, together with the structures, fixtures and other improvements thereon and the appurtenances, rights and easements thereto.

                  "SGC" means The Snyder Group Company, a Delaware corporation.

                  "SGC Acquisition" means the acquisition of the assets or capital stock of SGC.

                  "Shares" has the meaning set forth in the Recitals.

                  "Subsidiary" with respect to any party to this Agreement, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

                  "Survival Date" has the meaning set forth in Section 8.1.

                  "Tax Benefit" means the tax effect of any item of loss, deduction or credit or any other item (including any increase in tax basis of Assets of the Company or its Subsidiaries) which decreases Taxes paid or payable.

                  "Tax Law" means the Internal Revenue Code, federal, state or local laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                  "Tax Loss" means the tax effect of any item (including any decrease in tax basis of Assets of the Company or its Subsidiaries) which increases Taxes paid or payable.

                  "Tax Returns" means any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or any of its Subsidiaries with any Governmental Authority, whether domestic or foreign, including consolidated, combined or unitary returns and all amendments thereto.

                  "Taxes" means (i) all federal, state and local, whether domestic or foreign, taxes or assessments, including those relating to income, gross receipts, gross income, capital stock, franchise, profits, employees and payroll, withholding, foreign withholding, social security, unemployment, disability, license, real property, personal property, intangibles, stamp, excise, sales, use, transfer, occupation, value added, ad valorem, customs duties, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), alternative minimum or estimated taxes or other similar tax, duty or governmental charge, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) hereof.

                  "Taxing Authority" means any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                  "Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (i) any of the Company, any Subsidiary or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, any Subsidiary or any ERISA Affiliate may reasonably be expected to incur any material liability or (ii) covers any employee or former employee, leased employee, consultant or independent contractor of the Company, any Subsidiary or any ERISA Affiliate (with respect to their relationship with any such entity).

                                   ARTICLE II
                           ISSUANCE AND SALE OF SHARES

              2.1 Issuance and Sale of Shares Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing the Company shall issue and sell to Investors and Investors II, as the case may be, and Investors and Investors, II shall purchase from the Company, 12,019,231 Shares and 480,769 Shares, respectively, free and clear of all Encumbrances, except for any such Encumbrances which may be created by Buyer. The Company agrees that it will authorize the issuance and sale of the Shares and that upon consummation of the transactions contemplated hereby, the Shares will be validly issued, fully paid and non-assessable.

              2.2 Purchase Price The consideration to be paid for the Shares shall be $25,000,000.00 (the "Purchase Price").

              2.3 Closing The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California, at 8:00 a.m. local time on March 31, 2000, or such other date as may be agreed upon by the parties (the "Closing Date"). If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred as of the close of business on the day preceding the Closing Date.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              As an inducement to Buyer to enter into this Agreement, the Company hereby makes the following representations and warranties to Buyer, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Buyer prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this Article III and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) unless, and only to the extent that, it would fairly be understood on its face to contain information which also is applicable to the representations and warranties to which such other Schedule relates; provided that no
                                                     --------
representation or warranty is made herein with respect to the business, assets, liabilities or operations of SGC.

     3.1 Organization and Qualification.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has corporate power and authority to own or lease all of its respective properties and assets and to carry on its business as it is presently being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which the Company is qualified to do business is set forth in Schedule 3.1. The Company has heretofore delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws or equivalent organizational documents of the Company as currently in effect.

         (b) Except as set forth in Schedule 3.1, the Company has never had any Subsidiary.

         (c) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has corporate power and authority to own or lease all of its respective properties and assets and to carry on its business as it is presently being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which each Subsidiary is qualified to do business is set forth in Schedule 3.1.

         (d) A complete list of the directors and officers of the Company and each of its Subsidiaries is set forth in Schedule 3.1.

     3.2 Capitalization; Validity of Shares; Voting Trusts.

         (a) The authorized capitalization of the Company and the shares of capital stock which are outstanding are set forth in Schedule 3.2. All of the outstanding shares of capital stock (i) have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, and (ii), except as set forth in Schedule 3.2, are owned of record and, to the knowledge of the Company, beneficially as set forth in Schedule 3.2.

          (b) Except as set forth in Schedule 3.2, (i) neither the Company nor any Subsidiary has any commitment to issue or sell any shares of capital stock, or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from the Company or any Subsidiary, any shares of capital stock, and no such securities or obligations are outstanding and (ii) there are no obligations or commitments of any kind for the repurchase, redemption or other acquisition of any shares of capital stock of the Company or any of its Subsidiaries.

          (c) Except as set forth in Schedule 3.2, the Company does not, directly or indirectly, own any capital stock of or other equity interest in any corporation, partnership or other entity or other Person. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in
Schedule 3.2, are owned of record and beneficially by the Company or another Subsidiary, free and clear of all Encumbrances.

          (d) Except as set forth in Schedule 3.2, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound, or, to the knowledge of the Company, any other such agreements or understandings, with respect to or concerning the purchase, sale or voting of the capital stock of the Company or any of its Subsidiaries.

          (e) At the Closing pursuant to this Agreement and upon payment of the Purchase Price, the Shares will be validly issued, fully paid and non-assessable.

     3.3 Authority Relative to this Agreement The Company has all corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Company, which authorization constitutes all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming that Buyer has duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     3.4 Consents and Approvals No consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental Authority is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than those set forth in Schedule 3.4. Except as set forth in Schedule 3.4, there is no requirement that any party to any Material Contract or Real Property Lease to which the Company or any of its Subsidiaries is a party or by which any of them is bound, consent to the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby. 3.5 Non-Contravention. The execution, delivery and performance by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) except as described in Schedule 3.5, conflict with, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any Material Contract or Real Property Lease to which the Company or any of its Subsidiaries is a party or by which any of them is bound, consent to the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby.

     3.5 Non-Contravention The execution, delivery and performance by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) except as described in
Schedule 3.5, conflict with, result in a breach of or result in a default (or give rise to any right of terminationm cancellation or acceleration) under the terms, conditions or provisions of any Material Contract or Real Property Lease to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their Assets is bound, or (iii) except as described in Schedule 3.5, violate any order, writ, injunction, decree or Law applicable to the Company or any of its Subsidiaries or any of their Assets.

     3.6 Environmental Matters

         (a) Except as set forth in Schedule 3.6, to the knowledge of the Company, the Company and its Subsidiaries have all Environmental Permits which are necessary and material to the conduct of the Business as it is presently being conducted, including those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum ("Handling Hazardous Substances"), whether by the Company or any of its Subsidiaries or by a third party on their behalf. To the knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all of the terms and conditions set forth in such Environmental Permits and are also in compliance in all material respects with all of the terms and conditions contained in or required of it by any Environmental Law applicable to the Company and its Subsidiaries, their Assets, or the Business.

         (b) Except as set forth in Schedule 3.6, to the knowledge of the Company, no underground storage tanks or underground storage receptacles for Hazardous Substances are located on the Facilities, there have been no releases of Hazardous Substances and, to the knowledge of the Company, no owners or operators of real property adjacent to the Facilities spilled, released or discharged any Hazardous Substances onto such adjacent properties. To the knowledge of the Company, no facts, conditions or events exist which (i) interfere with or prevent continued compliance in all material respects with any of the Environmental Permits or any Environmental Law, (ii) is reasonably expected to give rise to any material liability (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law relating to the Hazardous Emissions or Handling Hazardous Substances or (iii) obligate the Company or any of its Subsidiaries to clean up, remedy, abate or otherwise restore to a former condition, by themselves or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith either on the Facilities or at any property owned by a third party, or in any building, structural or insulation materials located on or in the Facilities that contain greater than 1% asbestos.

         (c) To the knowledge of the Company, the Company and its Subsidiaries have not released any other person from any claim under any Environmental Law or waived any rights concerning any violation of Environmental Law. Except as set forth in Schedule 3.6, to the knowledge of the Company, the Company and its Subsidiaries have not contractually indemnified any other person for any violation of Environmental Law related to the Facilities or any real property formerly owned by the Company and its Subsidiaries.

         (d) There are no consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Licenses and Permits) with or, to the knowledge of the Company, liens by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or any of its Subsidiaries.

         (e) True and correct copies of the Environmental Reports have been delivered to Buyer and a list of all such reports, audits and assessments is set forth in Schedule 3.6.

     3.7 Licenses and Permits To the knowledge of the Company, the Company and its Subsidiaries have all Licenses and Permits material to the conduct of the Business as it is presently being conducted. Schedule 3.7 contains a complete and correct list of all such Licenses and Permits known to the Company, all of which are in full force and effect and, to the knowledge of the Company, except as set forth in Schedule 3.7, all of which will remain in full force and effect following consummation of the transactions contemplated hereby. Except for matters relating to Buyer and its Affiliates, the Company has no reason to believe that the Licenses or Permits in effect on the date hereof will not be renewed or will be renewed with conditions that materially affect the operation of the Business. Except as set forth in Schedule 3.7, neither the Company nor any of its Subsidiaries has received any written notice to the effect that, or otherwise has any knowledge that, (i) the Company and its Subsidiaries are not currently in compliance with, or are in violation of, any such Licenses and Permits in any material respect or (ii) any currently existing circumstances are likely to result in a failure of the Company and its Subsidiaries to comply with, or in a violation by the Company or any of its Subsidiaries of, any such Licenses and Permits in any material respect.

     3.8 Compliance with Laws To the knowledge of the Company, the Company and its Subsidiaries have not violated, and are in compliance with, (i) all applicable laws, statutes, ordinances, regulations, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other Governmental Authority (collectively, "Laws") and (ii) every judgment, decision, decree or order of any court or governmental agency, department, authority or instrumentality (collectively, "Decrees"), relating to the Assets, Business or operations of the Company and its Subsidiaries, except to the extent that any such violation or failure to comply is likely to result in Covered Liabilities of less than $25,000 singly or $125,000 in the aggregate. Except as set forth in Schedule 3.8, neither the Company nor any of its Subsidiaries has received any written notice to the effect that, nor does the Company have knowledge that, (i) the Company and its Subsidiaries are not currently in compliance with, or are in violation of, any applicable Laws or
(ii) any currently existing circumstances are reasonably likely to result in a failure of the Company or any of its Subsidiaries to comply with, or a violation by the Company or any of its Subsidiaries of, any Laws, which such failure to comply or violation would be reasonably likely to result in Covered Liabilities in excess of $25,000 singly or $125,000 in the aggregate.

     3.9 Financial Statements(a) Buyer has previously been delivered true and complete copies of (i) the audited consolidated financial statements, including the notes thereto, of the Company and its Subsidiaries for the three fiscal years ended December 27, 1998 (the "Audited Financial Statements") together with the report on such financial statements of the company's independent certified public accountants, and (ii) management's unaudited consolidated financial statements for the Company and its Subsidiaries for the fiscal period ended July 11, 1999 (the "Interim Financial Statements"). The Audited Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of such dates and the results of operations and cash flows for such periods and have been prepared in accordance with GAAP. The Interim Financial Statements present fairly, in all material respects, the consolidated financial position of the company and its Subsidiaries as of such date and the results of operations and cash flows for the periods set forth therein and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

     3.10 Absence of Changes Except as set forth in Schedule 3.10, since June 11, 1999, (a) the Business has been operated in the ordinary course consistent with past practices, (b) there has not been any Material Adverse Change with respect to the Business, (c) there has not been any material deterioration of relations between the Company or its Subsidiaries and their suppliers, franchisees or Personnel and (d) to the knowledge of the Company there has been no threatened Material Adverse Change with respect to the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth in Schedule 3.10, the Company and its Subsidiaries have not:

               (i) sold, assigned, leased or transferred any of their Assets, material singly or in the aggregate to the Company and its Subsidiaries taken as a whole, other than Inventory sold or disposed of in the ordinary course of business, consistent with past practice, to persons who are not Affiliates of the Company for fair consideration;

               (ii) canceled or terminated, or amended, modified or waived any material term of, any Material Contract;

          (iii) (A) increased the compensation payable or to become payable to any of its directors or officers, (B) increased the base compensation payable or to become payable to any of its Personnel who are not directors or officers, except for normal periodic increases in such base compensation (not exceeding, in each case, 5%) in the ordinary course of business, consistent with past practice, (C) increased any sales commission rate, bonus or other compensation based on sales payable or to become payable to any of its Personnel who are not directors or officers,
     (D) granted, made or accrued any loan, bonus, severance, termination or continuation fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its Personnel, except pursuant to the Employee Plans set forth in Schedule 3.22, (E) adopted, amended or caused or suffered any addition to or modification of any Employee Plan, other than (1) contributions made in the ordinary course of business, consistent with past practice or (2) the extension of coverage to any of its Personnel who became eligible after the date of this Agreement, (F) granted any additional stock options or performance unit grants or other interest under any Employee Plan, (G) entered into any new employment or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment of any such employment or consulting agreement to which it is a party (except with respect to any employee at will without a written agreement), (H) entered into any collective bargaining agreement or caused or suffered any termination or amendment of any collective bargaining agreement to which it is a party or (I) with respect to any shareholder of the Company or any Affiliate of any shareholder, granted, made or accrued any payment or distribution or other like benefit, contingently or otherwise, or otherwise transferred Assets, including any payment of principal of or interest on any debt owed to any such shareholder or Affiliate, other than (1) any payments to such person in the ordinary course of business in his capacity as an employee of the Company or any of its Subsidiaries and (2) any transactions between the Company and its Subsidiaries, in the ordinary course of business and on an arms' length basis;

          (iv) made any capital expenditure or commitment to make any capital expenditure in excess of the amounts set forth in the Forecast plus $500,000;

          (v) except as set forth in the Forecast or otherwise in the ordinary course of business, executed (A) any Lease for real property or
      (B) any Lease for personal property involving annual payments in excess of $50,000, or, with respect to clauses (A) and

          (B) of this clause (v), offered to execute any Lease or incurred any liability therefor;

               (vi) made any payments or given any other consideration to customers or suppliers, other than payments under, and in accordance with the terms of, Contracts in effect on the date hereof and other than in the ordinary course of business consistent with past practice;

               (vii) changed its accounting methods, principles or practices, including any change in the application or interpretation of GAAP;

               (viii) suffered any damage, destruction or casualty loss (whether or not covered by insurance) affecting its physical properties that exceeded $50,000 in any one instance or $250,000 in the aggregate;

               (ix) (A) issued or sold, or entered into any agreement obligating it to issue or sell, (B) declared, set aside for payment or paid dividends or distributions in respect of, or (C) directly or indirectly redeemed, purchased or otherwise acquired, or split, combined, reclassified or otherwise adjusted, any class or series of capital stock or any securities convertible into or exchangeable for capital stock;

               (x) (A) except for drawings under the revolving line of credit in effect on December 27, 1998 in the ordinary course of business, incurred any indebtedness for borrowed money or entered into any commitment to borrow money or (B) incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

               (xi) changed or amended its certificate or articles of incorporation or bylaws;

               (xii) (A) acquired (by merger, consolidation, acquisition of stock, other securities or assets or otherwise), (B) made a capital investment (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in or (C) guaranteed indebtedness for borrowed money of, (1) any Person or (2) any portion of the assets of any Person that constitutes a division or operating unit of such Person;

               (xiii) mortgaged or pledged, or otherwise made or suffered any Encumbrance (other than any Permitted Encumbrance) on, any material Asset or group of Assets that are material in the aggregate;

               (xiv) revalued any of their Assets, including any write-off of notes, accounts receivable or fixed Assets, or any increase in any reserve (other than in the ordinary course of business consistent with past practice), involving in excess of $50,000 individually or $250,000 in the aggregate (such amounts to be calculated without netting any decrease);

               (xv) granted any license or sublicense of any material rights under or with respect to any Intellectual Property except pursuant to franchise agreements in the ordinary course of business;

               (xvi) amended, cancelled or suffered termination of any License or Permit that is material to the Company or any of its Subsidiaries;

               (xvii) canceled, waived or released any right or claim (or series of related rights or claims) (A) owed, directly or indirectly, by any officer, director or shareholder to the Company or any of its Subsidiaries or (B) owed by any other Person to the Company or any of its Subsidiaries involving in excess of $50,000 individually or $250,000 in the aggregate;

               (xviii) made any material change in the policies of employment;
          or

          (xix) committed, or entered into any Contract, to do any of the foregoing.

     3.11 No Undisclosed Liabilities To the knowledge of the Company, neither the Company nor any of its subsidiaries has any liabilities, obligations or commitments of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due (and, to the knowledge of the Company, there is no Basis for any present or future Action giving rise to any liability), except (i) as and to the extent set forth in the balance sheet included in the Interim Financial Statements or specifically disclosed in the notes thereto, (ii) liabilities and obligations incurred after the date of the balance sheet in the Interim Financial Statements in the ordinary course of business and not prohibited by this Agreement and (iii) as set forth in Schedule
3.11. None of the liabilities described in clause (ii) of this Section 3.11 relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arose out of any Action.

     3.12 Litigation Except as set forth in Schedule 3.12, there is no outstanding order, writ, injunction, judgment or decree by any court or Governmental Authority or any Action pending or, to the knowledge of the Company, threatened (i) against (A) the Company or any of its Subsidiaries or their Assets involving amounts not covered by insurance in excess of $50,000 or seeking non-monetary relief, (B) any director, officer or shareholder of the Company or any of its Subsidiaries in their capacity as such or (C) any Employee Plan of the Company or any of its Subsidiaries, (ii) relating to the transactions contemplated hereby, (iii) that involve allegations of criminal conduct on the part of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such or (iv) in which the Company or any of its Subsidiaries is a plaintiff (including any derivative suits brought by or on behalf of the Company or any of its Subsidiaries), and the Company does not have knowledge of any Basis that is reasonably expected to result in any such Action. Neither the Company nor any of its Subsidiaries is in default with respect to any Action listed in Schedule 3.12, and there are no unsatisfied judgements or awards against the Company or any of its Subsidiaries or their respective business or Assets. To the knowledge of the Company, except as specifically disclosed in Schedule 3.12, none of the Actions listed in
Schedule 3.12, individually or in the aggregate, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     3.13 Real Property

          (a)  Owned Real Property. Schedule 3.13 contains a complete and
               -------------------
correct list of all Real Property that is owned by the Company or any of its Subsidiaries (the "Owned Real Property"). The Owned Real Property is all of the Real Property (other than Leased Real Property (hereinafter defined)) used in connection with the Business. Except as set forth in Schedule 3.13, the Company and its Subsidiaries own good and marketable fee simple title to all of the Owned Real Property free and clear of Encumbrances, except for Permitted Encumbrances. Without limiting the foregoing,

               (i) there are no outstanding options or rights of first refusal or first offer to purchase any Owned Real Property, or any portion thereof or interest therein;

               (ii) there are no pending, or to the knowledge of the Company threatened, condemnation proceedings relating to any of the Owned Real Property or other matters materially and adversely affecting the current use, occupancy or value thereof;

               (iii) except as set forth in Schedule 3.13, other than Permitted Encumbrances, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any Person the right of use or occupancy of any portion of the Owned Real Property; and

               (iv) no Person, other than the Company and its Subsidiaries and tenants under leases set forth in Schedule 3.13, is in possession of the Owned Real Property.

          (b)  Leased Real Property.
               --------------------

               (i) Schedule 3.13 sets forth all leases ("Real Property Leases") pursuant to which Facilities are leased by the Company and its Subsidiaries (as lessee), true and correct copies of which have been delivered to Buyer. Such Real Property Leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company or any of its Subsidiaries occupy or use such Facilities. The Company or its Subsidiary has a good and valid leasehold interest in all leased property described in such Real Property Leases (the "Leased Real Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances. With respect to each such parcel of Leased Real Property (A) to the knowledge of the Company, there are no pending or threatened condemnation proceedings or Actions relating to such Leased Real Property, (B) except as set forth in
          Schedule 3.13, other than Permitted Encumbrances neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person (other than the Company and its Subsidiaries) the right to use or occupy such Leased Real Property or any portion thereof or interest therein (C) the Company has not received written notice of any pending or, to the knowledge of the Company, threatened special assessment relating to such Leased Real Property and (D) the Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property.

               (ii)   With respect to each such Real Property Lease listed in
          Schedule 3.13 and except as set forth therein, (A) there has been no material default under any such Real Property Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, (B) each such Real Property Lease is in full force and effect, (C) no action has been taken by the Company or any of its Subsidiaries and, to the knowledge of the Company no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company or its Subsidiaries, without the consent of the Company or its Subsidiaries, under any such Real Property Lease that is material to the Company and its Subsidiaries, (D) to the knowledge of the Company, no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Real Property Lease that is material to the Company and its Subsidiaries and (E) neither the Company nor its Subsidiaries has assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

          (c)  Compliance, Utilities and Other Matters.  With respect to the
               ---------------------------------------
Real Property and the Leased Real Property, except as set forth in Schedule
3.13:

               (i) to the knowledge of the Company, no Facility thereon is in material violation of applicable zoning Laws;

               (ii) to the knowledge of the Company, all Facilities thereon have received all approvals of Governmental Authorities (including Licenses and Permits) required in connection with the ownership or operation thereof and have been operated and maintained in compliance in all material respects with applicable laws, rules and regulations; and

               (iii) all Facilities thereon are supplied with utilities and other services necessary for the present operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer.

     3.14 Personal Property.

          (a)  Owned Personal Property. Except as set forth in Schedule 3.14,
               -----------------------
the Company and its Subsidiaries own all personal property owned by them, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property owned by the Company or any of its Subsidiaries, except as set forth in Schedule 3.14, (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than the Company and its Subsidiaries, and their Personnel in their capacity as such) who are in possession of or who are using any such item of personal property;

          (b)  Leased Personal Property.
               ------------------------

               (i) Except as set forth in Schedule 3.14, the Company and its Subsidiaries have a good and valid leasehold interest in all of the Fixtures and Equipment and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances. Schedule 3.14 sets forth all leases for personal property ("Personal Property Leases") involving annual payments in excess of $50,000, true and correct copies of which have been delivered to Buyer.

               (ii) With respect to each such Lease listed in Schedule 3.14 and except as set forth therein, (A) there has been no material default under any such Personal Property Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, (B) such Personal Property Lease is in full force and effect, (C) no action has been taken by the Company or any of its Subsidiaries and, to the knowledge of the Company no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company and its Subsidiaries, without the consent of the Company and its Subsidiaries, under any such Personal Property Lease that is material to the Company and its Subsidiaries, (D) to the knowledge of the Company, no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Personal Property Lease that is material to the Company and its Subsidiaries and (E) except as set forth in Schedule 3.14, the Company and its Subsidiaries have not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

                  (c) Maintenance. Except as set forth in Schedule 3.14, the
                      -----------
Fixtures and Equipment are in good operating condition and repair, ordinary wear and tear excepted, and are useable in the ordinary course of the Business as it is presently being conducted.

         3.15 Franchise Operations Set forth in Schedule 3.15 is an accurate and complete list (by franchise number, name of franchisee of record and location) of all of the franchisees of the Company and its Subsidiaries. To the knowledge of the Company, each area development agreement, franchise agreement and other agreement providing substantial rights or obligations of the Company or any of its Subsidiaries to franchisees or of franchisees to the Company or any of its Subsidiaries (collectively, the "Franchise Agreements") and any disclosure document previously used or currently in use in connection with any of the Franchise Agreements complies in all material respects with all Laws applicable thereto in effect at the time that such agreements were executed or used. Except as set forth in Schedule 3.15, since January 1, 1996, there has not occurred or, to the knowledge of the Company, been threatened any dispute with respect to, or termination or non-renewal by a franchisee of, any of the Franchise Agreements. Except as set forth in Schedule 3.15, the Company does not have knowledge that any franchisee intends to terminate or not to renew its Franchise Agreement or otherwise change its existing relationship with the Company. Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is required to be registered under state franchise registration or comparable laws. The Company's franchise offering circular has been filed where required, in accordance with all applicable Laws, except where the failure to file would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as set forth in Schedule 3.15, no stop orders, suspensions, injunction or other adverse determination has been issued by any Governmental Authority with respect to any such franchise registration, nor is any such stop order, suspension, injunction or determination contemplated.

         3.16 Sufficiency of Assets The Assets constitute all of the properties and assets used or held for use in connection with, necessary for, or material or otherwise relating to the Business. The Assets that are owned by any Person other than the

Company and its Subsidiaries are leased or licensed to the Company and its Subsidiaries under valid, current leases or license arrangements that will remain in full force and effect following consummation of the transactions contemplated hereby.

         3.17 Books and Records The Company and its Subsidiaries have made and kept Books and Records and accounts which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries in all material respects. The minute books of the Company and its Subsidiaries are true, correct and complete and contain copies of the minutes and records of, and accurately and adequately reflect, all material corporate actions taken by the board of directors, committees of the board of directors and shareholders of the Company and its Subsidiaries. The copies of the stock record books and the stock certificate books of the Company and its Subsidiaries are true, correct and complete and accurately and adequately reflect all transactions in connection with the Company's and its Subsidiaries' capital stock through and including the date hereof.

         3.18     Intellectual Property; Computer Software..

                  (a) Schedule 3.18 sets forth a complete and correct list of all Intellectual Property that is used in the Business. The Company has delivered to Buyer true, correct and complete copies of each registration, application, license, sublicense or other material document relating to the Intellectual Property set forth in Schedule 3.18. The Company and its Subsidiaries own, or possess adequate and enforceable licenses or other rights to use, all Intellectual Property used in the Business as it is currently conducted, and such ownership and licenses will not cease to be valid and in full force and effect in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. To the knowledge of the Company, the Company and its Subsidiaries have taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. There is no Action pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries asserting that the Company's or any of its Subsidiaries' use of any Intellectual Property infringes the rights of any third party or otherwise contesting its rights with respect to any Intellectual Property and no third party has given written notice to the Company or any of its Subsidiaries that such third party is claiming ownership of or right to use any Intellectual Property, and, to the knowledge of the Company (i) there are no grounds for any such assertion and (ii) no third party is infringing upon the rights of the Company or any of its Subsidiaries in the Intellectual Property in a manner which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  (b) The Company and its Subsidiaries own, or possess adequate and enforceable licenses or other rights to use, the computer software for the POS system and such ownership and licenses will not cease to be valid and in full force and effect in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.19     Material Contracts.

                  (a) Schedule 3.19 sets forth a complete and accurate list of all Contracts in the following categories (each, a "Material Contract") as of the date hereof (except to the extent that any such category specifies a different date, in which case such corresponding list is made as of such specified date):

                       (i) each Contract (or group of related Contracts), including all Contracts related to the SGC Acquisition, concerning a partnership or joint venture with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise), any other Person;

                       (ii) each Contract (or group of related Contracts) (A) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money,
                  (B) constituting a Capitalized Lease obligation, (C) under which the Company or any of its Subsidiaries has granted (or may grant) a security interest or lien in excess of $50,000 on any Assets or (D) under which the Company or any of its Subsidiaries has incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

                       (iii) each Contract (or group of related Contracts)
                  concerning confidentiality regarding the Intellectual
                  Property;

                       (iv) each Contract (or group of related Contracts) with any Personnel, any Affiliate of the Company or any of its Subsidiaries or, to the knowledge of the Company, any member of any such person's immediate family, involving annual compensation in excess of $50,000, including (A) Contracts, including Contracts to employ or compensate (including to grant options to or to accelerate options that are outstanding), with present or former shareholders, directors or officers or other Personnel of the Company or any of its Subsidiaries or (B) Contracts that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) of the Company or any of its Subsidiaries to pay, any severance, termination, "golden parachute" or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated hereby;

                       (v) each Contract (or group of related Contracts), including open purchase orders or groups of related open purchase orders, for the purchase or sale of raw materials, commodities, supplies, products or other property providing for payments in excess of $250,000 over the life of such Contract (or group of related contracts);

                       (vi) each Contract (or group of related Contracts) providing for payments in excess of $250,000 over the life of such Contract (or group of related Contracts), except for such Contracts that are cancelable on not more than 30 days' notice by the Company or any of its Subsidiaries without substantial penalty or substantial increased cost;

                       (vii) each distribution, development, franchise, license, commission, consulting, agency or advertising
                  Contract related to the Assets or the business involving annual payments in excess of $50,000, except for such Contracts that are cancelable on not more than 30 days' notice by the Company or any of its Subsidiaries without substantial penalty or substantial increased cost;

                       (viii) each Contract (or group of related Contracts)
                  containing covenants restraining or limiting the freedom of the Company or any of its Subsidiaries or any officer, director, shareholder or Affiliate thereof to engage in any line of business or compete with any Person including by restraining or limiting the right to solicit customers;

                       (ix) each option with respect to any real property or any personal property, whether the Company or any of its Subsidiaries are the grantor or grantee thereunder;

                       (x) each other Contract (or group of related Contracts) not entered into in the ordinary course of business, consistent with past practice; and

                       (xi) each Contract (or group of related Contracts), other than any Contract covered by any other clause of this
                  Section 3.19, the consequences of a default or termination under which would have a Material Adverse Effect on the Company its Subsidiaries taken as a whole.

The Company has delivered to Buyer a true and correct copy of each written Material Contract listed in Schedule 3.19 and has included as part of Schedule
3.19 a brief summary of the material terms of each oral Material Contract.

                  (b)  With respect to each Contract set forth or described in
Schedule 3.19 except as set forth in Schedule 3.19, (i) there is no material default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party to any such Contract, (ii) such Contract is in full force and effect; (iii) no action has been taken by the Company or any of its Subsidiaries and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would be reasonably likely to permit termination, modification or acceleration by a party thereto other than the Company or any of its Subsidiaries under any such Contract; and (iv) to the knowledge of the Company, no party has repudiated any term thereof or threatened to terminate, cancel or not renew any such Contract.

         3.20 Insurance Schedule 3.20 contains a complete and accurate list of all policies or binders for business interruption, fire, liability, title, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, expiration date and a general description of the coverage provided) maintained by the Company and its Subsidiaries. The insurance policies referred to in
Schedule 3.20 provide, and during their respective terms have provided, coverage to the extent and in the manner (i) adequate (consistent with industry standards) for the Assets, Businesses and operations of the Company and its Subsidiaries, and the risks insured against in connection therewith and (ii) as may be or may have been required by Law. Neither the Company nor any of its Subsidiaries is in material default under any of such policies or binders, and they have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. Except as set forth in
Schedule 3.20, since January 1, 1994, no insurer has refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or increase any premium in any material respect or fail to renew any existing policy or binder. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date. Schedule 3.20 describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

         3.21 Labor Matters.

              (a) The Company has delivered to Buyer true and complete copies or descriptions of all employment contracts and all material personnel policies, employment practices, supervisors' manuals, commission, and any other material arrangements applicable to any employee or former employee or any beneficiary or dependent thereof, whether or not written, whether or not terminable at will, and whether covering one person or more than one person, entered into, issued, adopted, or followed by the Company or any of its Subsidiaries, other than an arrangement listed in Schedule 3.22(a) as an Employee Benefit Plan. For purposes of this Section 3.21, the terms "employee" or "employees" shall be considered to include individuals rendering personal services to the Company or any of its Subsidiaries as independent contractors.

              (b) Schedule 3.21 identifies and describes all written and unwritten grievances or complaints filed or submitted since January 1, 1996, by any employee or applicant for employment against the Company or any of its Subsidiaries or their employees whether pursuant to a collective bargaining agreement, a formal or informal grievance procedure afforded employees, or otherwise, including without limitation, any claims of sexual, racial or other harassment, discriminatory treatment, breach of collective bargaining agreement, breach of contract, or violation of policy.

              (c) Except as set forth in Schedule 3.21 there have been no unfair labor practice charges, union organizing efforts, union certifications, bargaining unit definitions, recognitions, demands for recognition or collective bargaining, strikes or work stoppages, union election results, National Labor Relations Board proceedings or related court cases relating to or affecting any employees of the Company or any of its Subsidiaries since January 1, 1996.

              (d) Schedule 3.21 identifies and describes all affirmative action plans, audits, results, conciliation agreements, Office of Federal Contract Compliance charges or proceedings, Equal Employment Opportunity Commission employment charges or proceedings, state or local unfair employment practice charges or proceedings, or any written or unwritten claims or suspected claims of discrimination, unequal pay, or retaliation relating to any current or former employee or applicant for employment of the Company or any of its Subsidiaries since January 1, 1996.

              (e) Schedule 3.21 identifies and describes all state or federal wage and hour, wage payment, or other wage related investigations, claims, or proceedings, any other local, state or federal investigations, claims, or proceedings related to any current or former practice, current or former employee, or applicant for employment of the Company or any of its Subsidiaries since January 1, 1996.

              (f) Schedule 3.21 identifies and describes all Actions not expressly identified and described in previous schedules under this section which relate to current or former employment practices, current or former employees, or applicants for employment of the Company or any of its Subsidiaries, including claims relating to the Family and Medical Leave Act, immigration law compliance, the Worker Adjustment and Retraining Notification Act, wrongful discharge, tortious interference, intentional infliction of emotional distress, or any other claim raised by or on behalf of a current or former employee or applicant for employment since January 1, 1996.

              (g) The Company has delivered to Buyer copies or descriptions of all Occupational Health and Safety Act or state occupational safety and health citations, charges, lawsuits, inspections, investigations, claims, and proceedings, all current or former claims for unsafe or unhealthy working conditions, including without limitation claims for exposure to asbestos, carcinogenic substances, or other workplace risks since January 1, 1996.

              (h) Except as set forth in Schedule 3.21, all policies and practices of the Company or any of its Subsidiaries are in all material respects in compliance with, and have been administered in all material respects in compliance with, all applicable requirements of Law, including but not limited to federal, state, or local Laws relating to employment, including Laws relating to wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, duties to prevent, disclose, warn or remedy unhealthy or unsafe workplace conditions, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, ERISA, COBRA, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Worker Adjustment and

Retraining Notification Act, workers compensation statutes, and other federal, state or local regulations, rules, statutes, or ordinances relating to employees or employment.

         3.22 Employee Plans.

              (a) Schedule 3.22 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered to
Buyer: (i) the current version of each Employee Plan (and, if applicable, related trust agreements and all amendments thereto), the current summary plan description, summaries of material modifications (as defined in ERISA), annuity contracts or other funding instruments, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter, if any, issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under
Section 501(c)(9) of the Internal Revenue Code which covers or has covered employees of the Company or any of its Subsidiaries, (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan, Welfare Plan or Benefit Plan (to the extent required) which covers or has covered employees, consultants or independent contractors of the Company or any of its Subsidiaries, (iv) the most recent annual financial report for any Pension Plan and (v) a description setting forth the amount of any material liability of the Company or any of its Subsidiaries as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan which covers or has covered employees or former employees, consultants or independent contractors of the Company or any of its Subsidiaries.

              (b)

                  (i)   Pension Plans.
                        -------------

                        (A) No Employee Plan is a Pension Plan subject to Title
                  IV or Section 302 of ERISA or Section 312 or 4971 of the Internal Revenue Code. None of the Company or any of its Subsidiaries or any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA which could reasonably be expected to result in a material liability. None of the Company or any of its Subsidiaries or any ERISA Affiliate has, at any time, (1) ceased operations at a Facility so as to become subject to the provisions of
                  Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any of its Subsidiaries or any ERISA Affiliate made contributions during the six years prior to the Closing Date, excluding in each of clauses (1) through (3) any instances other than those which would reasonably be expected to have a material liability which has not yet been satisfied.

                  (B) Except as set forth in Schedule 3.22, each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company or any of its Subsidiaries which has been operated as a plan qualified under Section 401(a) of the Internal Revenue Code (1) has received a favorable determination letter from the Internal Revenue Service relating to such Pension Plan stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Internal Revenue Code Sections 401(a) and 501(a), (2) has been so qualified during the period from its adoption to the date of such determination letter and (3) any amendment made to the Pension Plan subsequent to the favorable determination letter has not adversely affected the Pension Plan's tax-qualified status. To the knowledge of the Company, no event or condition exists or has occurred, and neither the Company nor any fiduciary of the Pension Plan has done or failed to do anything that would reasonably be expected to adversely affect such qualified and tax-exempt status.

                        (C) Each Pension Plan and each related trust agreement,
                  annuity contract or other funding instrument which covers or has covered employees or former employees of the Company or any of its Subsidiaries currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including ERISA and the Internal Revenue Code. All contributions required to be made to each Employee Plan under the terms of such plan, ERISA or the Internal Revenue Code for all periods of time before the Closing Date have been, or, as applicable, will by the Closing Date be timely made or paid in full.

                  (ii)  Multiemployer Plans; Multiple Employer Plans. None of
                        --------------------------------------------
          the Employee Plans is a Multiemployer Plan or a Multiple Employer Plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any liability with respect to a

          Multiemployer Plan or a Multiple Employer Plan, and no liability will arise or be imposed on the Company or any of its Subsidiaries or any ERISA Affiliate under, or with respect to, any Multiemployer Plan or a Multiple Employer Plan.

                  (iii)    Welfare Plans.
                           -------------

                           (A) Each Welfare Plan which covers or has covered,
                  employees or former employees of the Company or any of its Subsidiaries currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including ERISA and the Internal Revenue Code.

                           (B) Except as required by Section 4980B of the
                  Internal Revenue Code or Part 6 of Title 1, Subtitle B of ERISA, or as set forth in Schedule 3.22, none of the Company or any of its Subsidiaries, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and, to the knowledge of the Company, no condition exists which would reasonably be expected to prevent the Company or any of its Subsidiaries or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan.

                           (C) Each Welfare Plan which covers or has covered
                  employees or former employees of the Company or any of its Subsidiaries and which is a "group health plan," as defined in
                  Section 607(1) of ERISA, presently complies (and at all relevant times complied) in all material respects with and has been operated in compliance in all material respects with (i) the provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Internal Revenue Code, (ii)
                  Section 712 of ERISA and Section 9812 of the Internal Revenue Code, (iii) Section 711 of ERISA and Section 9811 of the Internal Revenue Code and (iv) Sections 701 through 707 of ERISA and Sections 9801 through 9806 of the Internal Revenue Code.

                                     (D) None of the Company or any of its
                           Subsidiaries or any ERISA Affiliate has maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a Multiemployer Plan.

                                     (E) The insurance policies or other funding
                           instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of the Company or any of its Subsidiaries (and, if applicable, their respective dependents) who has been advised by the Company or any of its Subsidiaries, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

                                     (F) Each Welfare Plan which is a "group
                           health plan" as defined in Section 607(1) of ERISA complies in all material respects with and has been operated in compliance in all material respects with the group health plan requirements of Section 701 et
                                                                             --
                           seq, of ERISA, Section 4980D of the Internal Revenue
                           ---
                           Code and Section 9801 et seq. Of the Internal Revenue
                                                 -- ---
                           Code.

                           (iv) Benefit Arrangements. Each Benefit Arrangement
                                --------------------
                  presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including the Internal Revenue Code. Except as provided by law, or in any employment agreement set forth in Schedule 3.22, the employment of all persons presently employed or retained by the Company or any of its Subsidiaries is terminable at will.

                           (v)  Unrelated Business Taxable Income; Unpaid
                                -----------------------------------------
                  Contributions. No Employee Plan (or trust or other funding
                  -------------
                  vehicle pursuant thereto) has incurred any material liability under Section 511 of the Internal Revenue Code. None of the Company or any of its Subsidiaries or any ERISA Affiliate has any material liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

                           (vi) Deductibility of Payments. There is no contract,
                                -------------------------
                  agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, requires the payment by the Company or any of its Subsidiaries of any material amount (i) that is not deductible under Section 162(a)(1) or 404 of the Internal Revenue

                  Code or (ii) that is, or which as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could be, an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code.

                        (vii)  Fiduciary Duties and Prohibited Transactions.
                               --------------------------------------------
                  None of the Company or any of its Subsidiaries or any plan fiduciary of any Welfare Plan or Pension Plan which covers has covered, employees or former employees of the Company or any of its Subsidiaries has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
                  Section 4975(c)(1) of the Internal Revenue Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code and which would reasonably be expected to result in a material liability, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any material liability of the Company or any of its Subsidiaries or any Employee Plan. Neither the Company nor any of its Subsidiaries has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan which would reasonably be expected to result in a material liability, and none of them has been assessed any material civil penalty under Section 502(l) of ERISA. All fiduciaries, as defined in Section 3(21) of ERISA, with respect to the Employee Plans have complied in all material respects with the requirements of Section 404 of ERISA.

                        (viii) Litigation. There is no Action, order, writ,
                               ----------
                  injunction, judgment or decree outstanding or, to the knowledge of the Company, any governmental audit or investigation, relating to or seeking benefits under any Employee Plan (including any Action, order, writ, injunction, judgement or decree relating to any fiduciary of such plans with respect to their duties to such plans) that is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any fiduciary of any Employee Plan, any ERISA Affiliate or any Employee Plan other than routine claims for benefits in the ordinary course (including Actions or Decrees related to "qualified domestic relations orders" as defined in Section 206(d) of ERISA.

                        (ix)   No Amendments. None of the Company, its
                               -------------
                  Subsidiaries or any ERISA Affiliate has announced to employees, former employees or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries. Except for terminations for which the Company has no material liability, no Employee Plan has been terminated since January 1, 1996.

                        (x)  No Acceleration or Creation of Rights. Except as
                             -------------------------------------
                  set forth in Schedule 3.22, neither the execution and delivery of this Agreement or the SGC Acquisition agreement by the Company nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to material benefits under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan, the payment to "disqualified individuals" (as defined in Section 280G of the Internal Revenue Code) of the Company which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code) resulting in the imposition of the excise tax under Section 4999 of the Internal Revenue Code or the disallowance of deductions under Section 280G of the Internal Revenue Code, the acceleration or creation of any material rights or the payment of any material benefits under any severance, parachute or change in control agreement).

                        (xi) No Other Material Liability. To the knowledge of
                             ---------------------------
                  the Company, no event has occurred in connection with which the Company or any of its Subsidiaries or any Employee Plan, directly or indirectly, would reasonably be expected to be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company or any of its Subsidiaries to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                  (c) There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing Date.

        3.23      Tax Matters.

                  (a) Filing of Tax Returns. The Company and each of its
                      ---------------------
Subsidiaries has timely filed with the appropriate taxing authorities all Tax Returns (including information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such Tax Return required to be filed on or prior to the Closing Date. All such Tax Returns are complete and accurate in all material respects. Except as set forth in Schedule 3.23, neither the Company nor any of its Subsidiaries currently has outstanding any request for, or is the beneficiary of, any extension of time within which to file Tax Returns in respect of any Taxes. The Company has delivered to Buyer complete and accurate copies of all material federal, state and local income Tax Returns (and written examination reports and statements of deficiency) for the years 1996, 1997 and 1998. No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the nonfiling entity is or may be subject to taxation by that jurisdiction. To the knowledge of the Company, each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all material positions taken that could give rise to a substantial understatement penalty under Section 6662 of the Internal Revenue Code.

              (b) Payment of Taxes. All material Taxes for which the Company or
                  ----------------
any of its Subsidiaries are or may be liable in respect of periods (or portions thereof) ending on or before the Closing Date, have been either (i) timely paid,
(ii) reserved adequately in accordance with GAAP in the latest Interim Financial Statements, or (iii), with respect to Taxes accruing after the date of the latest Interim Financial Statements, adequately provided for in the books and records of the Company and its Subsidiaries.

              (c) Audits, Investigations or Claims. No substantial deficiencies
                  --------------------------------
for Taxes have been claimed, proposed or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries which have not been paid or reserved in the Financial Statements. There are no pending or, to the knowledge of the Company, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes that in the reasonable judgment of the Company are likely to result in a material additional amount of Tax, and there are no matters under discussion with any Taxing Authority with respect to Taxes that in the reasonable judgment of the Company is likely to result in a material additional liability for Taxes to the Company or any of its Subsidiaries. Audits of federal, state, and local returns for income Taxes by the relevant taxing or other governmental authorities have been completed for the periods set forth in Schedule 3.23 and none of the Company or any of its Subsidiaries has been notified in writing that any Taxing Authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company or any of its Subsidiaries. No power of attorney has been executed by the Company or any of its Subsidiaries with respect to any matters relating to Taxes which is currently in force.

              (d) Encumbrances. There are no material Encumbrances for Taxes
                  ------------
(other than current taxes not yet due and payable) on the Assets of the Company or any of its Subsidiaries.

              (e) Safe Harbor Lease Property. None of the material Assets of the
                  --------------------------
Company or any of its Subsidiaries is property that (i) to the knowledge of the Company, is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Internal Revenue Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Internal Revenue Code or (iii) is leased to a "tax-exempt" entity.

              (f) Tax Election. All material elections with respect to Taxes
                  ------------
affecting the Company or any of its Subsidiaries as of the date hereof are set forth in Schedule 3.23. None of the Company or any of its Subsidiaries has consented at any time to have the provisions of Section 341(f)(2) of the Internal Revenue Code (or similar provisions under state or local law) apply to any disposition of the Assets. Except as set forth in Schedule 3.23, none of Company or any of its Subsidiaries has agreed in writing to make, or to the knowledge of the Company is required to make, any adjustments under Section 481(a) of the Internal Revenue Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise. None of the Company or any of its Subsidiaries has undergone a corporate equity reduction transaction within the meaning of Section 172(h)(3) of the Internal Revenue Code.

              (g) Withholding. The Company and each of its Subsidiaries have
                  -----------
withheld and paid all Taxes required to have been withheld and paid to any Taxing Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

              (h) Combined Returns. Neither the Company nor any of its
                  ----------------
Subsidiaries has been included in any consolidated, combined or unity Tax Return (other than the consolidated Tax Return of the Company and its Subsidiaries) with respect to any taxable period for which the statute of limitations has not expired.

              (i) Tax Sharing Agreements. There are no tax sharing agreements or
                  ----------------------
similar arrangements (whether written or unwritten and including Treasury Regulation Section 1.1502-6) with respect to or involving the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may be liable for Taxes of another Person.

         3.24 Transactions with Certain Persons Except as disclosed in Schedule 3.24, (i) no officer, director or shareholder of the Company or any of its Subsidiaries or any member of any such Person's immediate family, or, to the knowledge of the Company, any Affiliate of such Person, is currently, or since January 1, 1996 has been, directly or indirectly, a party to any transaction, arrangement or relationship (other than employment relationships) with the Company or any of its Subsidiaries and (ii) to the knowledge of the Company, no employee or any member of any such Person's immediate family, is currently, or since January 1, 1996 has been, a party to any material transaction, arrangement or relationship (other than employment relationships) with the Company or any of its Subsidiaries, including any Contract or Lease (A) providing for the furnishing of services by, (B) providing for the rental of real or personal property from, or (C) otherwise requiring payments to (other than (1) dividends or distributions to any shareholder of the Company in his or her capacity as such or (2) compensation for services as officers, directors or employees of the Company or any of its Subsidiaries), any such Person or any corporation, partnership, trust or other entity in which any such Person has an interest as an officer, director, trustee or partner, or as the holder of more than 10% of such entity's equity securities. The only Contracts, Leases, arrangements, relationships or other items listed in Schedule 3.24 that will remain in place after the Closing or with respect to which the Company or any of its Subsidiaries will have any ongoing obligations or duties are those items which are explicitly identified in Schedule 3.24 as remaining in place or having ongoing obligations or duties.

         3.25 Suppliers Schedule 3.25 sets forth for each of the fiscal years 1998 and 1999, the name and address of each of the ten largest suppliers of the Company and its Subsidiaries based on the aggregate value of inventory ordered by the Company and its Subsidiaries during such period, and the approximate amount each such supplier invoiced the Company and its Subsidiaries during each such period. Except as set forth in Schedule 3.25, none of the Company or any of its Subsidiaries has received any notice or has any reason to believe that there has been any material adverse change in the Company's or any of its Subsidiaries' relations with its suppliers or that any such supplier will not sell inventory or other goods and services to the Company or any of its Subsidiaries after the Closing on terms and conditions similar to those used in its current sales to the Company and its Subsidiaries.

         3.26 Banking Relationships Schedule 3.26 sets forth a complete and accurate description in all material respects of all arrangements that the Company or any of its Subsidiaries has with any banks, savings and loan associations or other financial institutions providing for any accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company or any of its Subsidiaries in respect of any of the foregoing. No person holds any power of attorney or similar authority from the Company or any of its Subsidiaries with respect to any such accounts.

         3.27 Prohibited Payments To the knowledge of the Company, none of the Company or any of its Subsidiaries has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction or (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records for any reason.

         3.28 Year 2000 Matters The Company and its Subsidiaries have initiated a review and assessment of all areas within their operations (including those affected by its material suppliers and customers) that could be adversely affected by the inability of computer systems used by the Company or any of its Subsidiaries to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 ("Year 2000 Computer System Issues"). To the knowledge of the Company, the Company and its Subsidiaries have all systems and software solutions necessary or appropriate to address and accommodate Year 2000 Computer Systems Issues.

         3.29 Brokers Except for Banc of America Securities LLC, no broker, finder or investment banker is entitled to any fee or commission for services rendered on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. A true and complete copy of the agreements between the Company and Banc of America Securities LLC has been delivered to Buyer.

         3.30 Full Disclosure None of the representations and warranties of the Company in this Article III (a representation and warranty being deemed to include, for the purpose of the Section to which it is referenced and not for the purpose of any other Section, the information contained in the schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to the Company to enter into this Agreement, Buyer hereby makes the following representations and warranties to the Company, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to the Company prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article IV setting forth certain exceptions to the representations and warranties contained in this Article IV and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) unless, and only to the extent that, it would fairly be understood on its face to contain information which also is applicable to the representations and warranty to which such other Schedule relates.

         4.1 Organization; Qualification Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has legal power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

         4.2 Authority Relative to this Agreement Each Buyer has all necessary legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by each Buyer of this Agreement and the consummation by each Buyer of the transactions contemplated hereby have been duly authorized by the manager of such Buyer and no other company proceedings on the part of either Buyer are necessary with respect thereto. This Agreement has been duly executed and delivered by each Buyer and, assuming that the Company has duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms.

         4.3 Consents and Approvals No consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental

Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than those set forth in Schedule 4.3. There is no requirement that any party to any material agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment or purchase and sales order to which either Buyer is a party or by which it is bound, consent to the execution and delivery of this Agreement by either Buyer or the consummation of the transactions contemplated hereby.

         4.4 Non-Contravention The execution, delivery and performance by each Buyer of this Agreement do not, and the consummation by each Buyer of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the articles of organization or operating agreement of either Buyer, (ii) result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any material agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment or purchase and sales order to which either Buyer is a party or by which either Buyer is bound, or (iii) violate any order, writ, injunction, decree or Law applicable to either Buyer.

         4.5 Litigation There is no Decree or Action pending or, to the knowledge of Buyer, threatened (a) against either Buyer or any of its Affiliates with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect on either Buyer or on the ability of either Buyer to consummate the transactions contemplated hereby or (b) which seeks to enjoin or prevent, or questions the validity or legality of, the consummation of the transactions contemplated hereby.

         4.6 Investment Representations Each Buyer acknowledges that the Shares are not being registered under the Securities Act, based, in part, on reliance that the issuance of the Shares is exempt from registration under
Section 4(2) of the Securities Act as not involving any public offering. Each Buyer further acknowledges that the Company's reliance on such exemption is predicated, in part, on the representations set forth below made by such Buyer to the Company:

              (a) Each Buyer is acquiring the Shares solely for such Buyer's own account, for investment purposes only, and not with an intent to sell, or for resale in connection with any distribution of all or any portion of the Shares within the meaning of the Securities Act;

              (b) Each Buyer is an "accredited investor," as such term is defined in Rule 501(a) under the Securities Act, which, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment in the Shares;

              (c) Each Buyer is experienced in evaluating and investing in companies such as the Company. Each Buyer has been given access to all books, records and other information of the Company which such Buyer has desired to review and analyze in connection with Buyer's purchase of the Shares hereunder;

              (d) Each Buyer is aware that an investment in Shares of a closely held corporation such as the Company is not liquid and will require such Buyer's capital to be invested for an indefinite period of time, possibly without return. Each Buyer has the ability to bear the economic risk of this investment, and can afford a complete loss of the Purchase Price;

              (e) Each Buyer understands that (i) the offering and sale of the Shares hereunder has not been registered under the Securities Act, and that the Shares may not be re-offered or re-sold unless the Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (ii) if any transfer of the Shares is to be made in reliance on an exemption under the Securities Act, the Company may require an opinion of counsel satisfactory to it that such transfer may be made pursuant to such exemption, and (iii) so long as deemed appropriate by the Company, the Shares may bear a legend to the effect of clauses (i) and (ii) of this paragraph. Each Buyer represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and

              (f) At no time was either Buyer presented with or solicited by any leaflet, public or promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising relating to the purchase hereunder.

         4.7 Brokers No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with transactions contemplated by this Agreement.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Conduct of Business From the date hereof and until the Closing, the Company shall, and shall cause its Subsidiaries to, conduct the Business only in the ordinary and usual course and in a manner consistent with past practices; maintain in good repair (ordinary wear and tear excepted) all of its material structures and Fixtures and Equipment; and use its reasonable best efforts to preserve intact the present business organization and operations of the Business, keep available the services of its officers, employees, representatives, agents and consultants, and preserve its relationships with licensors, franchisees, suppliers and others having business relationships with it. The Company's management shall be available to meet with Buyer on a reasonable basis with prior notice to discuss the general status of the ongoing operations of the Business and any issues relating to the conduct thereof. The Company shall give prompt notice to Buyer of (i) any Material Adverse Change,
(ii) the occurrence or non-occurrence of any event which would be reasonably likely to cause the Company to believe that any representation or warranty of the Company herein to be untrue or inaccurate, or the failure of the Company to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by it hereunder and (iii) any budget revisions approved by the Board of Directors of the Company, and will keep Buyer reasonably informed of developments with respect to such events and afford Buyer's representatives reasonable access to all materials in their possession relating thereto.

         5.2 Forbearances Except as contemplated by this Agreement or as set forth on Schedule 5.2, the Company shall not, and shall cause its Subsidiaries not to, from the date hereof until the earlier of (i) the Closing Date or (ii) termination under Article IX, without the written consent of Buyer, which consent shall not unreasonably be withheld, (A) take or fail to take any action or enter into any transaction of the kind which if taken or failed to be taken after June 11, 1999, would have been in violation of Section 3.10 or (B) engage in any practice, or take, or fail or omit to take, any action or enter into any transaction, other than in the ordinary course of business and consistent with past practices, that would reasonably be expected to cause or result in any of the representations and warranties set forth in Article III to be untrue in any material respect at any time after the date hereof through the Closing Date.

         5.3 Negotiations with Others From the date hereof until the earlier of (i) the Closing Date or (ii) termination of this Agreement under Article IX, the Company shall not, and shall instruct each of its representatives (including investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Buyer and its representatives, concerning any sale of all or any substantial portion of the Assets or the Business of, or of any shares of capital stock or other securities of, the Company or any of its Subsidiaries, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (each such transaction being referred to herein as a "Proposed Acquisition Transaction"); provided that the prohibitions in this Section 5.3 do
                           --------
not apply to the SGC Acquisition. The Company hereby represents that neither it nor any of its representatives is presently engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party.

         5.4 Investigation of Business and Properties From the date hereof until the earlier of (i) the Closing Date and (ii) termination under Article IX, the Company will, and will cause its Subsidiaries to, afford Buyer, any financial institution providing financing to the Company in connection with the transactions contemplated hereby (subject to the execution of an appropriate confidentiality agreement), and their respective attorneys, accountants, financial advisors and other representatives, reasonable access during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, business and operations of the Company and its Subsidiaries and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by Buyer and related to the operations and business of the Company and its Subsidiaries, including historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated Personnel of the Company and its Subsidiaries and/or their representatives; provided that any such access shall be conducted in such a
                 --------
manner as not to interfere unreasonably with the operation of the Business; provided further, that no disclosure to Buyer, its counsel, accountants or other
-------- -------
representatives or to any financial institution or any representative of such financial institution after the date hereof shall be deemed to be a reduction of, or otherwise affect, the representations and warranties of the Company set forth in this Agreement. The Company shall instruct its Personnel, accountants and counsel to cooperate with Buyer, and to provide such documents and information as Buyer and its representatives may reasonably request; provided
                                                                     --------
that Buyer shall execute and deliver to such counsel and accountants such consents and waivers as are customary in connection in providing such documents and information.

         5.5 Confidentiality The provisions dealing with the maintenance of confidentiality with respect to documents provided to Buyer in connection with the transactions contemplated hereby in the letter agreement dated May 17, 1999 between Quad-C, Inc and the Company (the "Buyer Confidentiality Letter") are hereby incorporated herein by reference. Unless and until the Closing has been consummated, Buyer shall hold, and shall cause its counsel, accountants and other representatives to hold, in confidence all confidential data and information relating to the Company and its Subsidiaries made available to Buyer, together with all analyses, compilations, studies and other documents and records prepared by Buyer or any of its representatives which contain or otherwise reflect or are generated from such information, as set forth in the Buyer Confidentiality Letter. If the transactions contemplated by this Agreement are not consummated, Buyer agrees to keep confidential all data and information relating to the Company and its Subsidiaries or the Business, and upon written request of the Company, to return or cause to be returned to the Company all written materials and all copies that contain any such confidential data or to certify to the Company that such materials have been destroyed. Notwithstanding the foregoing, Buyer may disclose this Agreement and the information and data in Buyer's possession in connection therewith, subject to the provisions of the Buyer Confidentiality Letter, to the extent such disclosure is required by law.

         5.6 No Disclosure; Public Announcements Prior to Closing, without the prior consent of the other party, (i) except to the extent required by law, neither party will, and each party will direct its directors, officers, employees, representatives and advisors not to, disclose to any other Person (except Buyer's lenders and their counsel) the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby or the existence of this Agreement or any of the terms, conditions or other facts with respect thereto and (ii) except for filings required by law, neither party will issue any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby.

         5.7 Expenses Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided
                                                                    --------
that in the event the transaction contemplated hereby are consummated, the fees and expenses of Buyer's advisers, including PriceWaterhouse Coopers LLP and McGuire, Woods, Battle & Boothe LLP, and the out-of-pocket expenses of Buyer and its Affiliates (including Quad-C, Inc., Quad-C Management, Inc. and their Affiliates), with respect to this Agreement and the transactions contemplated hereby, up to a maximum amount of $600,000, shall be paid by the Company (i) at the Closing to the extent invoices are provided at the Closing and (ii) promptly after delivery of invoices therefor if delivered after the Closing.

         5.8 Interim Financial Statements From the date hereof through the Closing date, the Company shall provide to Buyer as soon as practicable, but in any event, no later than 15 days after the end of each four week accounting period, the unaudited balance sheet and statements of income, cash flows and stockholders' equity for the Company and its Subsidiaries for the immediately preceding month certified by the chief financial officer of the Company.

         5.9 Efforts to Consummate Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section 5.9. Without limiting the generality of the foregoing, (i) the Company agrees to cause its Personnel to provide all necessary cooperation in connection with the arrangement of any financing to be consummated as contemplated by Section 6.12 hereof, including participating in meetings, due diligence sessions and road shows, the preparation of offering memoranda and similar documents and the execution of definitive financing documents as Buyer shall request and (ii) each party hereto shall defend and cooperate with each other party in defending any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties, challenging this Agreement or the consummation of the transactions contemplated hereby. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent, waiver or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by the Company without the prior written approval of Buyer. Notwithstanding the foregoing, nothing contained herein shall require (i) any party hereto or any of its respective Affiliates to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby, (ii) Buyer to guarantee the financing to be provided to the Company as contemplated hereby or (iii) any party hereto to initiate any litigation, make any substantial payment or incur any material economic burden (including as a result of any divestiture), except for payments a party presently is contractually obligated to make, to obtain any consent, waiver, authorization, order or approval.

         5.10 Environmental Investigation Buyer shall have the right to (i) inspect records, reports, permits, applications, monitoring results, studies, correspondence data and any other information or documents relevant to environmental conditions or environmental noncompliance and (ii) inspect all buildings and equipment at the Facilities including, without limitation, the visual inspection of the physical plants for asbestos-containing construction materials; provided that in each case, such inspections shall be conducted only
           --------
(A) during regular business hours and upon reasonable notice and (B) in a manner that will not materially interfere with the operation of the business of the Company and its Subsidiaries and/or the use of, access to or egress from the Facilities.

         5.11 Further Assurances At the Closing or from time to time thereafter, the parties hereto shall execute and deliver such other instruments and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

         5.12 HSR Act The Company and Buyer shall, as promptly as practicable after the date hereof, submit and cause their respective ultimate parent entities to submit all documents, reports and notifications, and satisfy all requests for additional information, if any, pursuant to the HSR Act.

                                   ARTICLE VI
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in accordance with Section 10.8:

         6.1 Representations and Warranties The representations and warranties of the Company contained in Article III hereof shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) and in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing Date; provided that "knowledge," "best
                                              --------
knowledge" and similar terms and phrases shall be deemed to be deleted therefrom; provided further that to the extent that any such representations and
           -------- -------
warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true in all material respects as of such specified date.

         6.2 Performance of this Agreement The Company shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         6.3 Consents and Approvals All registrations, filings, applications, notices, consents, orders, approvals, qualifications, waivers and Licenses and Permits listed in Schedule 3.4 or otherwise necessary to effect the transactions contemplated hereby shall have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated. The waiting period under the HSR Act shall have expired or been terminated.

         6.4 Injunction, Litigation, etc No Actions by any Governmental Authority or any other Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially or impair Buyer's ability to own the Shares if the transactions contemplated hereby are consummated.

         6.5 Legislation No statute, rule or regulation shall have been proposed (and reasonably believed will be enacted) or enacted which prohibits or might prohibit, restrict or materially delay the consummation of the transactions contemplated by this Agreement.

         6.6 Proceedings All corporate proceedings of the Company that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel.

         6.7 Opinion of Counsel The Company shall have delivered to Buyer an opinion of O'Melveny & Myers LLP, counsel for the Company, dated as of the Closing Date, substantially with respect to the matters set forth in Exhibit B attached hereto and stating that such opinion is made for the benefit of Buyer and the Company's institutional lenders, and the Company's institutional lenders shall be entitled to rely thereon as if such opinion were addressed to them.

         6.8 Closing Deliveries Buyer shall have received, at or prior to the Closing, the following:

                  (i) Certificates evidencing the Shares in form and substance reasonably satisfactory to Buyer;

                  (ii) a certificate of the Company executed by the Secretary of the Company certifying as of the Closing Date (A) a true and correct copy of the certificate or articles of incorporation of the Company, (B) a true and correct copy of the bylaws of the Company,
             (C) a true and correct copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (D) incumbency matters;

                  (iii) a certificate of the Company executed by the chief
             executive officer and the chief financial officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.9 have been satisfied;

                   (iv) a copy of the articles of incorporation of the Company and all amendments thereto, each certified as of a recent date by the Secretary of State of the State of Nevada or other appropriate governmental official;

                   (v) a certificate of the appropriate Secretary of State or other appropriate governmental official certifying the good standing of the Company in Nevada and all other states where it is qualified to do business; and

                   (vi) all other documents and certificates required to be
              delivered by the Company pursuant to the terms of this Agreement.

         6.9 Material Change There shall not have been any Material Adverse Change with respect to the Company and its Subsidiaries since the date of this Agreement, nor any occurrence or circumstance that with the passage of time might reasonably be expected to result in such Material Adverse Change.

         6.10 Capitalization At the Closing and without giving effect to the issuance of the Shares to Buyer, but taking into account the issuance of shares of Company Common Stock in connection with the consummation of the SGC Acquisition, there shall be issued and outstanding 16,369,827 shares of Company Common Stock, which shares shall constitute all of the issued and outstanding capital stock of the Company. In addition, (i) there shall be outstanding under each of the Company's Employee Stock Option Plan, 1990 and Employee Stock Option Plan, 1996 only the options to purchase Company Common Stock granted to the persons in the amounts set forth in Schedule 6.10 under the caption "Existing Options," and (ii) the Company's 2000 Management Performance Common Stock Option Plan having substantially the terms set forth in Exhibit F hereto shall have been adopted by the Board of Directors of the Company providing for the grant of Options to purchase up to 2,836,500 additional shares of Company Common Stock (of which 2,800,000 shall have been granted as of the Closing Date to the persons, in the amounts and on the terms set forth on Schedule 6.10 under the caption "New Options)." Except for the Existing Options and the New Options there shall not be any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire any shares of capital stock of the Company.

         6.11 SGC Acquisition The SGC Acquisition shall have been consummated pursuant to the Agreement and Plan of Merger dated the date hereof and executed contemporaneously with the execution of this Agreement. Buyer shall have been accorded access to the Assets, business, operations and Personnel of SGC to the same extent Buyer is to be accorded access to the Assets, operations, business and Personnel of the Company and its Subsidiaries pursuant to Section 5.4 hereof.

         6.12 Financing The Company shall have obtained and consummated financing and received proceeds thereof on terms and conditions reasonably satisfactory to Buyer, sufficient to retire outstanding Company Debt as set forth in the Forecast, to provide capital required for the opening of additional owned restaurants as set forth in the Forecast and to provide working capital for its operations after the Closing.

         6.13 Shareholders Agreement; Registration Rights Agreement The Master Agreement among the Company, Skylark Company, Ltd. and certain other shareholders of the Company dated as of March 10, 1996 and the Stock Purchase Agreement between Skylark, Gerald I. Kingen and others dated December 29, 1996 shall each have been terminated by the parties thereto. The Company and shareholders holding in excess of 90% of Company Common Shares on a Fully-Diluted Basis shall have entered into the Shareholders Agreement and a Registration Rights Agreement substantially in the forms of Exhibits C and D hereto.

         6.14 Board of Directors The boards of directors of the Company and each of its Subsidiaries shall have been reconstituted as contemplated by
Section 2(a) of the Shareholders Agreement, and any resignations of directors necessary to accomplish the foregoing shall have submitted to the Company and each of its Subsidiaries, as the case may be, effective as of the Closing Date.

         6.15 Consulting Services Agreement The Company shall have entered into the Consulting Services Agreement with Quad-C Management, Inc. substantially in the form of Exhibit E hereto.

         6.16 Lender Releases Upon receipt of the funds to retire the Company Debt, the lenders with respect to the Company Debt shall (i) cancel, terminate, extinguish and deliver to Buyer all instruments with respect to such Company Debt (collectively, "Debt Instruments") and shall release all Encumbrances in connection therewith (and shall, if necessary or advisable, reconvey all Assets or property that are the subject of such Encumbrances) and (ii) deliver to the Company an acknowledgment of payment and release and other evidence reasonably satisfactory to Buyer of such termination, cancellation and extinguishment of all Debt Instruments and related Encumbrances.

         6.17 Employment and Non-competition Agreements Michael J. Snyder shall have executed and delivered to the Company employment and confidentiality, non-competition and non-disturbance agreements substantially in form of Exhibits G and H hereto.

         6.18 Payment or Reimbursement of Expenses To the extent that invoices have been provided to the Company, all expenses of Buyer required by Section 5.7 to be paid by the Company at the Closing shall have been paid.

         6.19 Conversion of Hibari Debt All obligations under the promissory notes issued by the Company payable to the order of Hibari Guam Corporation (the "Hibari Debt") shall have been canceled in exchange for the issuance to the holder of the Hibari Debt of 2.25 million shares of Company Common Stock.

                                  ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company in accordance with Section 10.8.

         7.1 Representations and Warranties The representations and warranties of Buyer contained in Article IV hereof shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) and in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing Date; provided that "knowledge," "best
                                              --------
knowledge" and similar terms and phrases shall be deemed to be deleted therefrom; provided further that to the extent that any such representations and
           -------- -------
warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true in all material respects as of such specified date.

         7.2 Performance of this Agreement Buyer shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         7.3 Consents and Approvals All registrations, filings, applications, notices, consents, orders, approvals, qualifications or waivers listed in
Schedule 4.3 or otherwise necessary to effect the transactions contemplated hereby shall have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated. The waiting period under the HSR Act shall have expired or been terminated.

         7.4 Injunction, Litigation, etc No Actions by any Governmental Authority or any other Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage the Company materially if the transactions contemplated hereby are consummated.

         7.5 Legislation No statute, rule or regulation shall have been proposed (and reasonably believed will be enacted) or enacted which prohibits or might prohibit, restrict or materially delay the consummation of the transactions contemplated this Agreement.

         7.6 Proceedings; Certificates All company proceedings of Buyer that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company and its counsel.

         7.7 Opinion of Counsel Buyer shall have delivered to the Company an opinion of McGuire, Woods, Battle & Boothe LLP, counsel for Buyer, dated as of the

Closing Date, substantially with respect to the matters set forth in Exhibit I attached hereto.

         7.8 Closing Deliveries The Company shall have received, at or prior to the Closing, the following:

                    (i) a certificate of Buyer executed by the Secretary of Buyer certifying as of the Closing Date (A) a true and correct copy of the articles of organization of Buyer, (B) a true and correct copy of the operating agreement of Buyer, (C) a true and correct copy of the resolutions of the manager of Buyer authorizing the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby and (D) incumbency matters;

                    (ii) a certificate of Buyer executed by a Vice President of Buyer certifying that, as of the Closing Date, the conditions set forth in Sections 7.1, 7.2, and 7.3 with respect to Buyer have been satisfied;

                    (iii) a copy of the articles of organization of Buyer and
              all amendments thereto, each certified as of a recent date by the Clerk of the State Corporation Commission of the Commonwealth of Virginia;

                    (iv) a certificate of the Clerk of the State Corporation Commission of the Commonwealth of Virginia certifying the good standing of Buyer in Virginia; and

                    (v) all other documents and certificates required to be delivered by Buyer pursuant to the terms of this Agreement.

         7.9  Partial Repayment of Company Debt   The Company Debt set forth in
Schedule 7.9 shall have been reduced to a principal balance not to exceed $20 million.

         7.10 Conversion of Hibari Debt All obligations under the Hibari Debt shall have been canceled in exchange for the issuance to the holder of the Hibari Debt of 2.25 million shares of Company Common Stock.

         7.11 Purchase Price The Purchase Price, in immediately available funds, shall have been delivered to the Company.

                                  ARTICLE VIII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         8.1 Survival of Representations The representations and warranties of the Company contained in this Agreement (including the Schedules hereto) or any certificate or instrument delivered pursuant hereto and the corresponding indemnification obligations of the Company pursuant to Section 8.2 will survive until the first anniversary of the Closing Date; provided that the representations and
                                 --------
warranties contained in Sections 3.1, 3.2 and 3.3 shall survive the Closing indefinitely. All representations and warranties of Buyer contained in this Agreement (including the Schedules hereto) or any certificate or instrument delivered pursuant hereto and the corresponding indemnification obligations of Buyer pursuant to Section 8.3 will survive until the first anniversary of the Closing Date. The respective dates on which the representations and warranties hereunder lapse are hereinafter referred to as the "Survival Date". Notwithstanding the provisions of the first two sentences of this Section 8.1, any representation or warranty in respect of which indemnification may be sought under Section 8.2 or 8.3, as the case may be, shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to the indemnifying party prior to the Survival Date, whether or not liability has actually been incurred, but such representation or warranty shall survive only with respect to the subject matter of such notice.

         8.2  Indemnification by the Company.

              (a) Subject to the limitations contained in this Article VIII, the Company will indemnify and hold harmless Buyer, its subsidiaries, Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Covered Liabilities actually incurred or paid by the Buyer Indemnified Parties as a result of:

                    (i) any breach of a representation and warranty made by the Company in this Agreement or in any document delivered pursuant hereto; provided that in determining whether an
                               --------
              inaccuracy, omission or breach has occurred and the amount of any Covered Liabilities, any knowledge, materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded;

                    (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement;

                    (iii) any Controlled Group Liability; and

                    (iv) any liability or obligation, whether civil or criminal, arising out of or related to any Action required to be set forth in Schedule 3.12, but which is not set forth therein.

              (b) The claims for indemnity by Buyer Indemnified Parties pursuant to this Section 8.2 are referred to as "Buyer Claims." The indemnity provided for in this

Section 8.2 is not limited to matters asserted by third parties against any Buyer Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Buyer Indemnified Party in the absence of third party claims.

         8.3  Indemnification by Buyer.

              (a) Subject to the limitations contained in this Article VIII, Buyer will indemnify and hold harmless the Company, its Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Company Indemnified Parties") from and against, and pay or reimburse the Company Indemnified Parties for, any and all Covered Liabilities actually incurred or paid by the Company Indemnified Parties as a result of:

                    (i) any breach of a representation and warranty made by Buyer in this Agreement or in any document delivered pursuant hereto; provided that in determining whether an inaccuracy,
                      --------
              omission or breach has occurred and the amount of any Covered Liabilities, any knowledge, materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded; and

                    (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Buyer contained in this Agreement.

              (b) The claims for indemnity by Company Indemnified Parties pursuant to this Section 8.3 are referred to as "Company Claims." The indemnity provided for in this Section 8.3 is not limited to matters asserted by third parties against any Company Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Company Indemnified Party in the absence of third-party claims.

         8.4  Notice and Defense of Claims.

              (a) Whenever a claim shall arise for indemnification hereunder, the party seeking indemnification (an "indemnified party") shall give reasonably prompt notice to the party from whom indemnification is sought (an "indemnifying party") of the claim for indemnification and the facts, in reasonable detail, constituting the basis for such claim (a "Claim Notice"); provided that failure
                                                          --------
of an indemnified party to give prompt written notice of any claim shall not release, waive or otherwise affect an indemnifying party's obligations with respect thereto except to the extent that the indemnifying party is adversely affected in its ability to defend against such claim or is otherwise prejudiced thereby.

              (b) In the case of a claim involving the assertion of a claim by a third party (whether pursuant to an Action or otherwise, a "Third-Party Claim"), if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated to indemnify the indemnified party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (i) the indemnifying party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the indemnified party to handle and defend the same, and (ii) the indemnifying party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. In the event the indemnifying party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 8.4(b), the indemnified party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if
                                                            --------
the named Persons to an Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing. If the indemnifying party fails to assume the defense of such Third-Party Claim or fails to acknowledge to the indemnified party that it is obligated to indemnify the indemnified party in accordance with this Section 8.4(b) within 10 calendar days after receipt of the notice of such Third Party Claim, the indemnified party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the indemnifying party; provided that such Third-Party
                                               --------
Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnifying party assumes the defense of the Third Party Claim, the indemnifying party shall keep the indemnified party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified party assumes the defense of the Third Party Claim, the indemnified party shall keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.4(b) and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless each indemnified party from and against any and all Covered Liabilities by reason of such settlement or judgment.

         (c) If the claim for indemnification involves a matter other than a Third Party Claim, the indemnifying party shall have thirty (30) days after delivery of a Claim Notice to object to such claim by delivery of a written notice of such objection to such indemnified party specifying in reasonable detail the basis for such objection. Failure timely to so object shall constitute a final and binding acceptance of the claim for indemnification by the indemnifying party, and the claim shall be paid in accordance with the further provisions hereof. If an objection is timely interposed by the indemnifying party, then the indemnified party and the indemnifying party shall negotiate in good faith for a period of thirty (30) days from the date the indemnified party receives such objection prior to commencing any arbitration, formal legal action, suit or proceeding with respect to such claim for indemnification.

         (d) Any Covered Liabilities for which an indemnifying party is responsible shall, subject to the provisions of Section 8.5 hereof, be paid directly by the indemnifying party. Upon Final Determination (as defined below) of the amount of a claim for indemnification, the indemnified party shall pay the amount of such claim within twenty (20) days after the date of such Final Determination together with interest at the prime rate of Morgan Guaranty Trust Company of New York from time to time, from (and including) the later of (i) the date of delivery of the Claim Notice or (ii) the date such Covered Liability was paid or incurred, to (and including) the date immediately preceding the date of payment.

         (e) A "Final Determination" of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the indemnified party shall have no obligation to appeal); or
(ii) an award of any arbitrator or arbitration panel determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed; or
(iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; or (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be reasonably acceptable to the parties.

     8.5 Limitations on Indemnification.

         (a) Notwithstanding any other provision of this Article VIII, (i) the Company shall not be liable under Section 8.2(a)(i) unless and until the aggregate amount of liability thereunder exceeds $1,000,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of such amount; provided that the
                                                             --------
foregoing limitations shall not apply to liability for a breach of the representations or warranties in Sections 3.1, 3.2, 3.3, 3.24 and 3.29 and (ii) the maximum amount for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 8.2(a) shall be $15 million in the aggregate.

         (b) Notwithstanding any other provision of this Article VIII, (i) Buyer shall not be liable under Section 8.3(a)(i) unless and until the aggregate amount of liability (after taking into account any insurance proceeds actually paid with respect thereto) thereunder exceeds $1,000,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of such amount; provided that the
                                                             --------
foregoing limitations shall not apply to liability for a breach of the representations or warranties in Sections 4.1, 4.2, 4.6 and 4.7 and (ii) the maximum amount for which the Company Indemnified Parties shall be entitled to indemnification under Section 8.3(a) shall be $15 million in the aggregate.

     8.6 Calculation of Covered Liabilities.

         (a)   Insurance Proceeds. To the extent that any Buyer Claim or Company
               ------------------
Claim is covered by insurance held by such Buyer Indemnified Party or Company Indemnified Party, such indemnified party shall be entitled to indemnification pursuant to Section 8.2 or 8.3, as applicable, only with respect to the amount of the Covered Liabilities that are in excess of the cash proceeds received by such indemnified party pursuant to such insurance. If such indemnified party receives such cash insurance proceeds prior to the time such Claim is paid, then the amount payable by the indemnifying party pursuant to such Claim shall be reduced by the amount of such proceeds. If such indemnified party receives such cash insurance proceeds after such Claim has been paid, then upon the receipt by the indemnified party of any cash proceeds pursuant to such insurance up to the amount of Covered Liabilities incurred by such indemnified party with respect to such Claim, such indemnified party shall promptly repay any portion of such amount which was previously paid by the indemnifying party to such indemnified party in satisfaction of such Claim.

         (b)   Effect of Taxes. The amount of any indemnity payments for Covered
               ---------------
Liabilities under Section 8.2 or 8.3 above shall be (i) decreased to reflect the actual Tax Benefit, if any, to the indemnified party resulting from the Covered Liabilities giving rise to such indemnity payments and (ii) increased to reflect the actual Tax Loss, if any, payable by such indemnified party as a result of the receipt of such Covered Liabilities, in each case subject to the limitations on indemnification contained in Section 8.5. In either case, the amount shall be determined by the indemnified party taking into account only the taxable period in which such indemnity payment accrues (and prior periods) and not any subsequent periods. If an indemnity payment is made prior to the filing of relevant Tax returns, the amount shall be determined on an estimated basis. Proper adjustments shall be made if the actual Tax Benefit or actual Tax Loss differ from the estimated amount. Any indemnity payment made pursuant to Section
8.2 or 8.3 shall be treated by Buyer and the Company as an adjustment to the Purchase Price for Tax purposes unless a determination (as defined in Section 1313 of the Internal Revenue Code) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Purchase Price for U.S. federal income Tax purposes.

     8.7 Exclusive Remedy Except for post-closing covenants and actions grounded in fraud, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article VIII shall be the exclusive remedy of Buyer and the Company with respect to the transactions contemplated by this Agreement. With respect to post-closing covenants and actions grounded in fraud, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

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

                                   ARTICLE IX
                                   TERMINATION

     9.1 Termination This Agreement may be terminated at any time prior to the Closing:

               (i)    by the mutual written consent of the Company and Buyer;

               (ii) by Buyer, if any event occurs which renders impossible compliance with one or more of the conditions set forth in Article VI hereof, which condition or conditions are not waived by Buyer; provided that Buyer has notified the Company of the occurrence of such
          --------
          event and the Company has not within 30 days after the delivery of such notice, complied with such condition;

               (iii) by the Company, if any event occurs which renders impossible compliance with one or more of the conditions set forth in
          Article VII hereof, which condition or conditions are not waived by the Company; provided that the Company has notified Buyer of the
                       --------
          occurrence of such event and Buyer has not within 30 days after the delivery of such notice, complied with such condition; or

               (iv) by the Company or Buyer if the Closing has not occurred by 11:59 p.m. April 30, 2000.

     9.2 Procedure: Effect of Termination If this Agreement is terminated as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of either party hereto except for the obligations under Sections 5.5 and 5.7; provided that termination of this
                                            --------
Agreement by Buyer or the Company pursuant to clause (ii) or (iii) of Section 9.1, respectively, shall not relieve the defaulting or breaching party (the "Breaching Party"), whether or not it is the terminating party, of liability for damages actually incurred by the other party as a result of breach of this Agreement by the Breaching Party.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Notices All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

                  (a)   If to the Company, to:

                                 Red Robin International, Inc.
                                 5575 DTC Parkway, Suite 110
                                 Englewood, Colorado 80111
                                 Attention: Michael J. Snyder
                                     and John W. Grant
                                 Facsimile No.: 303-846-6073

                        with a copy to:

                                 O'Melveny & Myers LLP
                                 610 Newport Center Drive, 17/th/ Floor
                                 Newport Beach, California 92660
                                 Attention: Thomas J. Leary
                                 Facsimile No.: 949-823-6994

                  (b)   If to Buyer, to:

                                 RR Investors, LLC
                                 RR Investors II, LLC
                                 c/o Quad-C, Inc,
                                 230 East High Street
                                 Charlottesville, Virginia 22902
                                 Attention: Edward T. Harvey, Jr.
                                 Facsimile No.: 804-979-1145

                        with a copy to:

                                 McGuire, Woods, Battle & Boothe LLP
                                 One James Center
                                 Richmond, Virginia 23219
                                 Attention: Leslie A. Grandis
                                 Facsimile No.: 804-775-1061

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

         10.2 Interpretation The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation." As used herein, "knowledge of the Company" shall mean the actual knowledge of the executive officers of the Company identified in Schedule 10.2(a) hereto after reasonable inquiry of other Personnel of the Company and its Subsidiaries, and "knowledge of Buyer" shall mean the actual knowledge of the executive officers of Buyer identified in Schedule 10.2(b) hereto after reasonable inquiry of other Personnel of Buyer. All accounting terms not defined in this Agreement shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms. The language in all parts of this Agreement shall be construed, in all case, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         10.3 Entire Agreement This Agreement, together with the Buyer Confidentiality Letter and the Schedules and Exhibits hereto, contain the entire agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein; provided that the
                                                          --------
forms of agreements and opinions attached hereto as Exhibits or Schedules shall be superseded by the copies of such agreements and opinions executed and delivered by the respective parties thereto, the execution and delivery of such agreements and opinions by the parties thereto to be conclusive evidence of such parties' approval of any change or modification therein.

         10.4 No Third Party Beneficiaries Except as set forth in Article VIII, nothing in this Agreement (whether expressed or implied) is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against, or action over against any party. Without limiting the generality of the foregoing, nothing contained herein shall confer any third party beneficiary right (actual or implied) upon any employee of the Company or any of its Subsidiaries or obligate the Company or any of its Subsidiaries to continue any such employee in its employ for any specified period of time or at any specified salary, wages or benefits after the Closing Date.

         10.5 Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto.

         10.6 Severability In the event that this Agreement or any other instrument referred to herein, or any of their respective provisions, or the performance of any such provision, is found to be invalid, illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this

Agreement as shall be found to be invalid, illegal or unenforceable under the applicable laws or regulations without, to the maximum extent permitted by law, affecting the validity of the remaining provisions of the Agreement. Should any method of termination of this Agreement or a portion thereof be found to be invalid, illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

         10.7 Amendment This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

         10.8 Extension; Waiver At any time prior to the Closing either party to this Agreement may (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive a breach of a representation or warranty of the other party hereto, or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.9 Disclosure Schedules Certain of the representations and warranties set forth in this Agreement contemplate that there will be attached schedules setting forth information that might be "material" or have a "Material Adverse Effect on the Company and its Subsidiaries." The Company may, at its option, include in such schedules items that are not material or are not likely to have a Material Adverse Effect on the Company and its Subsidiaries in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a Material Adverse Effect on the Company and its Subsidiaries, to establish any standard of materiality or Material Adverse Effect on the Company and its Subsidiaries, or to define further the meaning of such terms for purposes of this Agreement

         10.10 Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 Jurisdiction; Waiver of Jury Trial The parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Colorado (or, if subject matter jurisdiction in that court is not available, in the District Court for the City and County of Denver) over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

         10.12 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to any laws or regulations relating to choice of laws (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                            RED ROBIN INTERNATIONAL, INC.

                                            By:  /s/ James P. McCloskey
                                               ---------------------------------
                                                     James P. McCloskey
                                                     Chief Financial Officer

                                            RR INVESTORS, LLC

                                            By:
                                               ---------------------------------
                                                     Edward T. Harvey, Jr.
                                                     President

                                            RR INVESTORS II, LLC

                                            By:
                                               ---------------------------------
                                                     Edward T. Harvey, Jr.
                                                     President
the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

         10.12 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to any laws or regulations relating to choice of laws (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                            RED ROBIN INTERNATIONAL, INC.

                                            By:
                                               ---------------------------------
                                                     James P. McCloskey
                                                     Chief Financial Officer

                                            RR INVESTORS, LLC

                                            By:  /s/ Edward T. Harvey, Jr.
                                               ---------------------------------
                                                     Edward T. Harvey, Jr.
                                                     President

                                            RR INVESTORS II, LLC

                                            By:  /s/ Edward T. Harvey, Jr.
                                               ---------------------------------
                                                     Edward T. Harvey, Jr.
                                                     President

                                       57